EXHIBIT 99

  FOR IMMEDIATE RELEASE                           Contact:  Charles R. Ofner
                                                              (713) 496-5000

  Houston, Texas...August 3, 1995...Reading & Bates Corporation (NYSE:RB) announced today that its subsidiary, Reading & Bates Development Co., has successfully completed its portion of the Amoco Orient Petroleum Company
  (AOPC) Liuhua 11-1 field development. Reading & Bates Development Co.'s contribution to AOPC's project was the procurement, engineering, conversion, life extension, and project management for conversion of a second generation semi-submersible drilling unit into the floating production system, NANHAI TIAO ZHAN.

  The $140 million FPS NANHAI TIAO ZHAN was successfully delivered to AOPC within budget and on schedule, June 10, 1995, and was installed on location in the South China Sea on July 4, 1995. Reading & Bates Development Co. contracted with AOPC for the FPS conversion in June 1993. The shipyard contract with Far East Levingston Shipbuilding in Singapore for the vessel conversion and life extension was awarded in June of 1994. Since the completion of the conversion, the Reading & Bates team has transferred to the Green Canyon 254 Allegheny project, the deepwater development in 3200 feet of water in the U.S. Gulf of Mexico announced earlier. These personnel have been assigned to the integrated project team with Enserch Exploration Inc. and Mobil Exploration & Producing U.S. Inc. and to the floating production system design team currently designing the conversion of RIG 41.

  Paul B. Loyd, Jr., the Company's Chairman, President and CEO stated, "The successful and timely completion of this floating production system for Amoco and their partners is extremely important to Reading & Bates as it provides yet another confirmation of our ability to carry out these complex conversion projects. When we were awarded this work two years ago, we felt it would lead to future projects in which we would contribute hardware to a field development and thus earn equity participation. This has indeed proved to be the case as illustrated by our involvement in the Green Canyon 254 development with Enserch and Mobil. Floating production activity continues to expand rapidly worldwide, and I believe Reading & Bates will continue to be recognized as a clear leader in this exciting field."

  Reading & Bates is a New York Stock Exchange listed company, engaging in offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., provides technical, construction and project management services, and floating production systems to the upstream offshore oil and gas industry worldwide.

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